Exhibit 3.13

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 04:30 PM 04/02/2002 020213480 — 3507506
CERTIFICATE OF INCORPORATION
OF
PROTECTION ONE SYSTEMS, INC.
ARTICLE I
     The name of the corporation is Protection One Systems, Inc. (the “Corporation”).
ARTICLE II
     The address of the initial registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
     The total number of shares of all classes of stock which the Corporation shall have authority to issue is One thousand (1,000) shares of Common Stock, par value $.01.
ARTICLE V
     The number of directors constituting the initial Board of Directors of the Corporation is one(1). Subject to the provisions of law, the number of the directors of the Corporation may be increased or decreased from time to time pursuant to the Bylaws of the Corporation.
ARTICLE VI
     The Board of Directors of the Corporation is expressly authorized and empowered to make, alter or repeal Bylaws of the Corporation, subject to the power of the stockholders to alter or repeal the Bylaws made by the Board of Directors.
ARTICLE VII
     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty is a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, as the same exists or hereafter maybe amended, or (iv) for any transaction from which such director derived an improper personal benefit. If the General Corporation Law of Delaware is amended after the filing of this Certificate of the Incorporation so as to authorize corporate actions further eliminating of limiting personal liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exits from time to time. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation of the personal liability if a director of the Corporation existing at the time of such repeal or modification.
ARTICLE VIII
     The name of the person who is to serve as the sole director of the Corporation until the expiration of his initial term, as set forth in the Bylaws of the Corporation, and until his respective successors are duly elected and qualified, is as follows.
Richard Ginsburg
818 Kansas Avenue
Topeka, KS 66612
ARTICLE IX
     Election of Directors need not be by written ballot, except and to the extent provided for in the Bylaws.
ARTICLE X
     The name of the incorporator of the Corporation is Charles B. Bochler and his mailing address is 1700 Pacific Avenue, Suite 3300, Dallas, Taxes 75201.
     THE UNDERSIGNED, being the incorporator herein before named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does make this Certificate, hereby declaring and certifying that this is his act and deed and that the facts herein stated are true, and accordingly has hereunto set his hand as the 2nd day of April, 2002

/s/ Charles B. Bochler
Charles B. Bochler